Exhibit 99.1

LIFETIME BRANDS THIRD-QUARTER SALES INCREASE 50% TO $141.7 MILLION; EPS INCREASES TO $0.45

WESTBURY, N.Y., November 6, 2006 – Lifetime Brands, Inc. (Nasdaq: LCUT), a leading designer, developer and marketer of nationally branded consumer products for the home, today announced results for the three months ended September 30, 2006.

For the third quarter of 2006, Lifetime’s net sales totaled $141.7 million, an increase of 50.3%, compared to net sales of $94.2 million for the same period in 2005. Excluding approximately $42.6 million in net sales attributable to the Syratech and Salton businesses Lifetime acquired since September 2005, and the net sales in the third quarter of 2005 of the Farberware Outlet and Pfaltzgraff stores the Company closed after September 30, 2005, net sales for the 2006 quarter rose 9.3% to $98.5 million. The Company reported net income of $6.7 million, or $0.45 per diluted share, for the third quarter of 2006 compared to net income of $4.5 million, or $0.40 per diluted share, for the 2005 period.

Net sales for the nine months ended September 30, 2006 totaled $300.1 million compared to $183.5 million for the same period in 2005, representing a 63.5% increase. Excluding net sales for both the 2005 and 2006 periods attributable to the Syratech, Salton and Pfaltzgraff businesses Lifetime acquired after June 30, 2005 and excluding the net sales for the 2005 period of the closed Farberware stores, net sales for the 2006 nine-month period rose 19.1%. The Company reported net income for the 2006 period of $6.1 million, or $0.45 per diluted share, compared to net income of $6.9 million, or $0.61 per diluted share, for the first nine months of 2005.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “Lifetime’s core wholesale business has performed ahead of plan all year based largely on strong sales of our innovative Farberware®, KitchenAid®, and Cuisinart® branded food preparation products. We have also made good progress in our tabletop business, where, in a very short period of time, we have established Lifetime as a major player in the market. We have achieved strong retail placement of many new dinnerware patterns and have introduced our first flatware collections under the Wallace®, Towle® Silversmiths, International Silver®, Sasaki®, Cuisinart® and Pfaltzgraff® brands, which we expect to enable Lifetime to gain significant market share in this category in 2007.

“Lifetime’s Direct to Consumer division, which accounts for less than 20% of our sales, has faced significant challenges and, as announced in September, we expect this division to generate an operating loss for the year. This division’s problems primarily reflect the misalignment of retail inventories and unsuccessful merchandising initiatives in our Farberware Outlet Stores and Pfaltzgraff Stores. To address these issues, we restructured the management of our Direct to Consumer division in August, appointing a new President with a successful 30-year history in the retail business. We have also strengthened the division’s merchandising, sourcing and financial oversight teams.”

Mr. Siegel concluded, “Due to the Company’s recent acquisitions, Lifetime’s results are increasingly being driven by the year-end holiday shopping season. As we approach this important period, we are gratified that retailers’ response to our product offerings and consumer demand have both been excellent. Given the growth and profitability our wholesale business has been demonstrating this year, we continue to expect Lifetime to achieve earnings per diluted share of $1.45 to $1.55 in 2006. We expect to reach this level of earnings on revenue of approximately $480 to $490 million.

“Lifetime is well-positioned for growth in 2007 as we continue to build our traditional business and begin to realize the potential of some of our newer markets. Our goal for the Company is to continue to achieve an organic growth rate of 15 to 20% per annum with improved operating margins in each of our divisions. Longer term, our aim for Lifetime is to reach one billion dollars in sales in 2009. This is a goal we believe we can achieve largely through organic growth, although, as we have often stated, our fragmented industry also offers many promising acquisition opportunities.”

Lifetime has scheduled a conference call Monday, November 6, at 11:00 a.m. Eastern time to discuss third-quarter 2006 results and additional matters. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Monday, November 13 and can be accessed by dialing (706) 645-9291, conference ID #9278476. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime Brands is a leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the country’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Hoffritz®, International Silver®, Joseph Abboud®, Kamenstein®, Kenneth Cole Reaction®, Melannco®, Nautica®, Pedrini®, Rochard®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, and :USE®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Robert McNally	Harriet Fried
Chief Financial Officer	Lippert/Heilshorn & Associates, Inc.
(516) 683-6000	(212) 838-3777 or hfried@lhai.com

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Three Months Ended September 30, (Unaudited)
	2006	2005	% Increase
Net Sales	$141,654	$94,245	50.3%
Cost of Sales	83,869	53,109	57.9%
Distribution Expenses	14,072	11,118	26.6%
SG&A	31,321	21,802	43.7%

Income from Operations	12,392	8,216	50.8%

Interest Expense	1,535	912	68.3%
Other Expense (Income)	(11)	(13)

Income Before Taxes	10,868	7,317	48.5%

Tax Provision	4,184	2,780	50.5%

Net Income	$6,684	$4,537	47.3%

Diluted Earnings Per Share from Net Income	$0.45	$0.40

Weighted Average Shares	16,309	11,319

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Nine Months Ended September 30, (Unaudited)
	2006	2005	% Increase (Decrease)
Net Sales	$300,126	$183,516	63.5%
Cost of Sales	173,212	104,968	65.0%
Distribution Expenses	35,921	23,041	55.9%
SG &A	78,440	43,041	82.2%

Income from Operations	12,553	12,466	0.7%

Interest Expense	2,668	1,402	90.3%
Other Expense (Income)	20	(39)

Income Before Taxes	9,865	11,103	(11	.2)%

Tax Provision	3,792	4,220	(10	.2)%

Net Income	$6,073	$6,883	(11	.8)%

Diluted Earnings Per Share from Net Income	$0.45	$0.61

Weighted Average Shares	13,443	11,290

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands — unaudited)

	September 30, 2006	September 30, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$307	$105
Accounts receivable, net	76,809	48,594
Merchandise inventories	166,215	121,973
Prepaid expenses and other current assets	14,120	12,137

TOTAL CURRENT ASSETS	257,451	182,809

PROPERTY AND EQUIPMENT, net	36,682	28,861
INTANGIBLES, net	62,396	32,954
OTHER ASSETS	5,740	2,574

TOTAL ASSETS	$362,269	$247,198

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$30,000	$82,200
Accounts payable and trade acceptances	35,895	16,769
Other current liabilities	47,584	37,240

TOTAL CURRENT LIABILITIES	113,479	136,209

DEFERRED RENT & OTHER LONG TERM LIABILITIES	5,008	2,160
DEFERRED INCOME TAX LIABILITIES	5,621	4,759
LONG TERM DEBT	5,000	5,000
CONVERTIBLE NOTES	75,000	-

STOCKHOLDERS' EQUITY	158,161	99,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$362,269	$247,198

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